EXHIBIT 99.1
THE BON-TON STORES, INC. ANNOUNCES AMENDED AND
RESTATED REVOLVING CREDIT FACILITY
York, PA, December 7, 2009 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that it has entered into an amended and restated revolving credit agreement. The new $675 million, 3.5-year, senior secured asset-based credit facility (the “New Credit Facility”) replaces the Company’s existing $800 million asset-based revolving credit facility (the “Existing Credit Facility”) that was scheduled to mature in March 2011. Bank of America, N.A. will serve as Administrative Agent on the New Credit Facility. Bank of America Merrill Lynch; GE Capital Markets, Inc.; and Wells Fargo Retail Finance LLC are acting as Joint Lead Arrangers and Joint Book Runners on the New Credit Facility.
Borrowings under the New Credit Facility will be used for general corporate purposes. As in the Existing Credit Facility, the only financial covenant in the New Credit Facility is a minimum borrowing availability of $75 million.
Keith Plowman, Executive Vice President and Chief Financial Officer, commented, “As we stated in the November 18, 2009 press release, we are very pleased with the strong level of support from our lending group of bank institutions. We believe this facility, coupled with the recently announced Second Lien Term Loan Facility, provides us with increased liquidity and positions the Company well for the future.”
The Bon-Ton Stores, Inc., with headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 278 stores, including 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.
Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a security breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; and the ability to realize the expected benefits from our planned changes in operating structure and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.
CONTACT:
Mary Kerr
Vice President
Investor & Public Relations
(717) 751-3071
mkerr@bonton.com